Exhibit 99.1

IBM ELECTS TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

ARMONK, N.Y., October 30, 2017 . . . The IBM (NYSE: IBM) board of directors today elected Joseph R. Swedish and Frederick H. Waddell to the board.

Joseph R. Swedish is the chairman, president and chief executive officer of Anthem, Inc., (NYSE: ANTM).  Frederick H. Waddell is the chairman and chief executive officer of Northern Trust Corporation (NASDAQ: NTRS).

Ginni Rometty, IBM chairman, president and chief executive officer, said:  “Joe Swedish and Rick Waddell are distinguished leaders in their fields, and we are delighted to add their insights and leadership to the IBM board.  Mr. Swedish brings experience as a transformational leader in health care in both the payer and provider space, and Mr. Waddell’s experience enhances the strong financial services expertise on the board.  Their perspectives on contemporary business issues and their experience running data-intensive enterprises will be an asset to IBM and to our shareholders.”

The elections to the IBM board take effect immediately.  The IBM board now has a total of 15 members.

Joseph R. Swedish

Mr. Swedish is chairman, president and chief executive officer of Anthem, Inc., the nation’s leading health benefits provider.  Mr. Swedish was named Anthem’s president and chief executive officer in March 2013 and was appointed to the additional role of chairman of the board in December 2015.  He has extensive health care leadership experience, including more than two decades as the CEO for several major health systems and he has been at the forefront of the industry’s efforts to utilize advances in information technology in areas such as electronic health records, data analytics, provider enablement tools and consumer solutions.

Mr. Swedish holds a bachelor’s degree from the University of North Carolina at Charlotte and a master’s degree in health administration from Duke University.

Frederick H. Waddell

Mr. Waddell has served as chief executive officer of Northern Trust since 2008 and as the corporation’s board chairman since 2009.  He held a variety of leadership roles throughout his tenure at Northern Trust, including president, chief operating officer and executive vice president.

Mr. Waddell received his bachelor’s degree from Dartmouth College and a master’s in business administration from the Kellogg School of Management at Northwestern University.

Contact:	IBM
Edward Barbini, 914-499-6565
barbini@us.ibm.com